Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FIRST QUARTER 2003 RESULTS

        BALTIMORE (May 8, 2003) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2003.

Financial Results:

        Net broadcast revenues were $152.5 million for the three months ended March 31, 2003, an increase of 5.5% versus the prior year period result of $144.5 million.  Operating income was $30.0 million as compared to $28.9 million in the prior year period, an increase of 4.0%.  Net loss available to common shareholders was $3.9 million in the three-month period versus the prior year net loss available to common shareholders of $570.4 million.  The 2002 loss was due to a $566.4 million loss, net of taxes, related to the cumulative effect of change in accounting principle in accordance with SFAS No. 142 related to the write-down of goodwill and broadcast license assets.  Diluted loss per share was $0.05 versus a diluted loss per share of $6.72 in the prior year period.  Excluding the cumulative effect of change in accounting principle, the diluted loss per share was $0.05 in the prior year period.

        “We were pleased with our first quarter results which showed strong growth, despite having to replace approximately $4.4 million in incremental Superbowl, Olympic and political advertising revenues that we had in the first quarter 2002,” commented David Smith, President and CEO of Sinclair.  “Approximately 3.6% of the 5.5% growth in net broadcast revenues in the quarter came from our initiatives to convert direct mail advertisers to television.  Prior to Operation Iraqi Freedom, which resulted in approximately $2.2 million in advertiser cancellations and preemptions, we were on target to meet our public guidance estimates for net broadcast revenues to be up 6.6% to 7.1%.  During the quarter, local and national advertising revenues increased, as well as revenues generated on our WB, UPN, FOX and ABC affiliates.  Viewership in our late news was bolstered by the many weather related and global news events, as well as lead-in programming hits such as American Idol and Joe Millionaire.”

        Operating Statistics and Income Statement Highlights:

—    Local advertising revenues increased 8.0%, while national advertising revenues increased 1.9% in the quarter versus the first quarter 2002.  Excluding political revenues, local advertising revenues were up 8.3%, while national advertising revenues grew 4.7%.  The quarter benefited from higher advertising revenues generated from the automotive, services, restaurants, movies, schools and fast food sectors.  Local revenues, excluding political revenues, represented 61.3% of time sales, as compared to 60.5% for the first quarter 2002.

—    Revenues from direct mail advertisers were $5.8 million in the first quarter as compared to $0.5 million in the same period last year.  Political advertising revenues were $0.6 million in the quarter as compared to $2.3 million for the first quarter 2002.  Advertising revenues generated during the Superbowl, which aired on our eight ABC stations were $1.2 million as compared to $2.9 million in 2002 when the Superbowl aired on our 20 FOX stations.  Revenues generated by the Olympics on our NBC stations in first quarter 2002 were $1.0 million.

—    Despite not having the Superbowl, time sales at our FOX affiliates, which represented 37% of the total time sales, were up 1.4% versus first quarter 2002.  Revenues at our WB and UPN groups were up 12.3% and 19.6%, respectively.  Our ABC stations were up 9.9% driven by the Superbowl, our CBS stations were down 11.5% due to the absence of political revenues and our NBC stations were down 3.5% due to the absence of political and Olympic dollars.

—    Fourth quarter 2002 market share survey results, reported during the first quarter 2003, reflected an increase of our share of the local television advertising market, excluding political, to 18.4% versus 17.7% for the fourth quarter 2001.

—    On average, our television stations increased viewership during the first quarter of 2003 versus first quarter of 2002.  During the February 2003 sweeps, television ratings on our stations in the key 18 to 49 demographic during the 5pm to midnight time period were up 2.7%, outperforming the six networks which were down 8.6%, on average, in prime-time.

—    The Company’s News Central product was rolled-out in the following markets during the quarter:

On February 3, 2003, an 11:00 p.m. local newscast was added on WBFF-TV (FOX 45) in Baltimore.  On March 3, 2003, the 10:00 p.m. newscast on WUHF-TV (FOX 31) in Rochester was converted to News Central.  On March 17, 2003, the 10:00 p.m. newscast on WLFL-TV (WB 22) in Raleigh was converted, and on March 31, 2003, the 9:00 p.m. newscast on KOKH-TV (FOX 25) in Oklahoma City was converted.

Balance Sheet and Cash Flow Analysis:

—    Debt on the balance sheet, net of $49.7 million in cash, was $1,508.8 million at March 31, 2003 versus net debt of $1,546.6 million at December 31, 2002.

—    The Company’s total indebtedness ratio (as defined in the Company’s Senior Bank Credit Facility dated July 15, 2002 and filed on Form 8-K with the SEC on July 19, 2002 and as reconciled below) was 5.26x at March 31, 2003 on a covenant requirement of not more than 7.0x.

—    Capital expenditures paid in cash in the quarter were $12.7 million of which $8.5 million related to the digital television conversion, $0.7 million to the rollout of news and $3.5 million to maintenance and repairs.

—    Program contract payments were $26.2 million in the quarter.

—    The Company received $36.1 million in cash tax refunds, net of tax payments, in the quarter.

—    The Company repurchased 195 thousand shares of its class A common stock during the quarter at an average cost, including fees, of $7.94 per share.

—    As of March 31, 2003, 43.8 million Class A common shares and 41.7 million Class B common shares were outstanding, for a total of 85.5 million common shares outstanding.

Forward-Looking Statements:

        The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, the war in Iraq, and the other risk factors set forth in the Company’s most recent report on Form 10-K, as amended, filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

        In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its second quarter and updating its full year 2003 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

        “Second quarter pacings reflect residual advertiser uncertainty, particularly in May and June,” commented David Amy, EVP and CFO.  “In-line with other broadcasters, we will not be providing revenue guidance.  However, we are encouraged by our direct mail initiatives which are providing some stability and are expected to generate approximately $3 million of incremental advertising revenues in the second quarter, more than compensating for the absence of the $2 million in political revenues that we realized in last year’s second quarter.”

—    The Company expects television production expenses and television selling, general and administrative expenses (together, television expenses) in the second quarter to be approximately $75 million, up 3.7% from second quarter 2002 television expenses of $72.3 million.  For the year, television expenses are estimated to be up approximately 6% from full year 2002 television expenses of $283.4 million.

—    The Company expects second quarter program contract amortization expense to be approximately $27 million and $108 million for the year.

—    The Company expects second quarter program contract payments to be approximately $28 million and $105 million for the year.

—    The Company expects corporate overhead of approximately $6 million in the second quarter and $24 million for the year, assuming additional staffing levels for News Central.

—    The Company expects depreciation on property and equipment to be approximately $12 million in the quarter and $48 million for the year, assuming the capital expenditures assumptions below.

—    The Company expects amortization of acquired intangibles to be approximately $5 million in the quarter and $19 million for the year.

—    The Company expects net interest expense to be approximately $31 million in the quarter and $121 million for the year, assuming no changes in the current interest rate yield curve, no new financings and changes in debt levels based on the assumptions discussed in this “Outlook” section.

—    The Company expects subsidiary trust minority interest expense to be approximately $6 million in the quarter and $24 million for the year, assuming the high yield trust offered preferred security remains outstanding for the year.

—    The Company expects dividends paid on the Series D preferred stock to be approximately $2.6 million in the quarter and $10.4 million for the year.

—    The Company expects its effective tax provision rate for the quarter and the year to be approximately 75%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.5 million in the quarter and $1 million for the year.

—    The Company expects total shares outstanding of 86 million.

—    The Company expects to spend approximately $33 million in capital expenditures in the quarter and $79 million for the year.  This assumes $40 million for the year to be spent on the completion of the digital television roll-out, approximately $9 million for maintenance and repairs, and $30 million for the news expansion program.

—    The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

High Yield Trust Offered Preferred Securities:

        We are actively considering a number of alternatives for raising funds necessary to redeem our 11.625% high yield trust offered preferred securities (HYTOPs).  The alternatives include the issuance of notes by Sinclair, issuance of notes convertible into shares of Class A common stock of Sinclair, a draw on our bank line of credit, or some combination of these or other financing methods.  In connection with these possible transactions, we are also contemplating creating a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. to hold substantially all of our broadcast assets and liabilities, including all debt under our senior bank credit facility and our public bonds, but not the Series D preferred securities, the common stock, and any convertible notes possibly issued in connection with the HYTOPs redemption.

Sinclair Conference Call:

        The senior management of Sinclair will hold a conference call to discuss its first quarter results on Thursday, May 8, 2003, at 5:00 p.m. EDT.  After the call, an audio replay will be available at www.sbgi.net under “Conference Call” until 11:59 p.m. EDT on May 15, 2003.  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

        Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

        “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sale of its television station, WTTV-TV in Bloomington, Indiana in July 2002.  As such, the results from operations of WTTV, net of related income taxes, has been reclassified from income from operations and reflected as net income from discontinued operations in the financial statements for all periods presented in this press release.

SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
REVENUES:
Station broadcast revenues, net of agency commissions	$152,481	$144,533
Revenues realized from barter arrangements	14,117	14,733
Other operating division revenues	4,079	1,113
Total revenues	170,677	160,379

OPERATING EXPENSES:
Station production expenses	36,754	33,761
Station selling, general and administrative expenses	34,706	33,681
Expenses realized from barter arrangements	12,905	12,842
Amortization of program contract costs and net realizable value adjustments	28,690	29,702
Other operating division expenses	5,221	1,628
Depreciation of property and equipment	11,098	9,720
Corporate general and administrative expenses	5,840	4,937
Amortization of acquired intangible broadcast assets and other assets	4,857	4,812
Stock based compensation expense	592	442
Total operating expenses	140,663	131,525
Operating income	30,014	28,854

OTHER INCOME (EXPENSE):
Interest expense	(29,802)	(33,589)
Subsidiary trust minority interest expense	(5,973)	(5,973)
Interest income	168	470
Gain (loss) from equity investments	185	(1,527)
Loss on asset sales	(20)	(48)
Gain on derivative instrument	1,071	10,925
Loss from extinguishment of debt	—	(1,120)
Other income	366	704
Total other expense, net	(34,005)	(30,158)

Loss before income taxes	(3,991)	(1,304)
Benefit for income taxes	2,643	404
Net loss from continuing operations	(1,348)	(900)
Loss from discontinued operations, net of taxes	—	(458)
Cumulative effect of change in accounting principle, net of taxes	—	(566,404)
Net loss	$(1,348)	$(567,762)
Preferred stock dividends payable	(2,588)	(2,588)
Net loss available to common shareholders	$(3,936)	$(570,350)

Basic loss per share from continuing operations	$(0.05)	$(0.04)
Basic loss per share from discontinued operations	$—	$(0.01)
Basic loss per share from cumulative effect of change in accounting principle	$—	$(6.67)
Basic loss per share available to common shareholders	$(0.05)	$(6.72)

Diluted loss per share from continuing operations	$(0.05)	$(0.04)
Diluted loss per share from discontinued operations	$—	$(0.01)
Diluted loss per share from cumulative effect of change in accounting principle	$—	$(6.67)
Diluted loss per share available to common Shareholders	$(0.05)	$(6.72)

Weighted average shares outstanding — no dilution	85,599	84,876
Weighted average shares outstanding — assuming dilution	85,661	85,037

Historical Selected Balance Sheet Data:

(Dollars in thousands)

	March 31, 2003	December 31, 2002
Cash & cash equivalents	$49,690	$5,327
Total current assets	262,795	297,054
Total long term assets	2,311,297	2,309,719
Total assets	2,574,092	2,606,773

Current portion of debt	4,486	4,449
Total current liabilities	194,475	208,554
Long term portion of debt	1,554,045	1,547,521
Total long term liabilities	1,969,030	1,984,293
Total liabilities	2,163,505	2,192,847

Minority interest in consolidated subsidiaries	2,694	2,746
Mandatorily redeemable preferred securities	200,000	200,000

Total stockholders’ equity	207,893	211,180
Total liabilities & stockholders’ equity	2,574,092	2,606,773

Non-GAAP Measurements:

        The following definitions, “Operating income excluding certain charges,” “free cash flow” and “total indebtedness ratio” are non-GAAP financial measures, which management and the broadcast industry utilize because they provide more meaningful measurements of performance and valuation for broadcast companies.  The non-GAAP measures may or may not be comparable to similar titles utilized by other broadcast companies.  The non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  For reconciliations of non-GAAP metrics to their GAAP equivalent measure, please see the Company’s website, www.sbgi.net, Investor Information/Reports and Filings.

        “Operating income excluding certain charges” is operating income plus depreciation of property and equipment and amortization of acquired intangible assets.  As such, it is a measurement of our operating performance excluding the effect of two significant non-cash items (depreciation and amortization) not related to our operating performance.  We use operating income excluding certain charges as one measure to analyze the extent to which operating income (excluding significant non-cash items of depreciation and amortization) is available to pay interest and dividends, and we believe the measure provides useful information in valuing the enterprise.  It is only one of a variety of financial measures used by management, lenders and analysts, and should not be considered in isolation.

        “Free cash flow” is net income (loss) available to common shareholders plus depreciation, amortization, amortization of program contracts, stock based compensation, amortization of deferred financing costs, free cash flow from discontinued operations, loss (or minus the gain) on the sales of assets, loss (or minus the gain) from equity investments, loss (or minus the gain) on derivate instrument, loss from extinguishment of debt, deferred tax provision (or minus the benefit), and loss from cumulative effect of change in accounting principle, minus program contract payments and capital expenditures.  Free cash flow from discontinued operations is derived in the same manner as our free cash flow definition. We use free cash flow to determine the amount of cash generated by our operations in excess of the amount necessary to maintain and improve our operation, and believe it is a useful measure to determine the amount of cash available to be reinvested in our business or distributed to investors.

        “Free cash flow per share” is defined as free cash flow divided by diluted weighted average common and common equivalent shares outstanding.

        “Total indebtedness ratio or Leverage” is defined in the Company’s Senior Bank Credit Agreement dated July 15, 2002 and is used by our lenders to evaluate our ability to service our debt payments.  We believe it is useful in calculating the extent to which we remain in compliance with our bank covenants.

Operating Income Excluding Certain Charges:

(Dollars in thousands)

	Three Months Ended March 31,
	2003	2002
Operating income	$30,014	$28,854
Depreciation of property and equipment	11,098	9,720
Amortization of acquired intangible broadcast assets and other assets	4,857	4,812
Operating income excluding certain charges	$45,969	$43,386

Free Cash Flow Reconciliation:

(Dollars in thousands except for per share)

	Three Months Ended March 31,
	2003	2002
Net income available to common shareholders	$(3,936)	$(570,350)
Depreciation of property and equipment	11,098	9,720
Amortization of acquired intangible broadcast assets and other assets	4,857	4,812
Amortization of program contract costs	28,690	29,702
Stock based compensation expense	592	442
Amortization of deferred financing costs	756	1,138
Free cash flow from discontinued operations	—	2,383
Loss on sale of assets	20	48
Loss (gain) from equity investments	(185)	1,527
Gain on derivative instruments	(1,071)	(10,925)
Loss from extinguishment of debt	—	1,120
Deferred tax provision (benefit) related to continuing operations	(2,926)	5,252
Cumulative effect of change in accounting principle, net of taxes	—	566,404
Program contract payments	(26,217)	(25,703)
Capital expenditures	(12,702)	(9,743)
Free cash flow	$(1,024)	$5,827
Weighted average shares outstanding—assuming dilution	85,661	85,037
Free cash flow per share	$(0.01)	$0.07

Total Indebtedness Ratio Calculation:

(Dollars in thousands)

Trailing Twelve Months Ended March 31, 2003
Operating income excluding certain charges	$247,889
Program contract amortization	124,252
Program contract payments	(100,436)
Other miscellaneous adjustments required by Bank Credit Agreement	3,151
Adjusted EBITDA as defined by Bank Credit Agreement	$274,856

	As of March 31 2003
Debt on the balance sheet, net of restricted cash	$1,508,841
Fair market value of hedging instruments	(24,086)
Indebtedness related to LMAs	(43,311)
Other miscellaneous adjustments required by	3,845
Indebtedness as defined by Bank Credit Agreement Bank Credit Agreement	$1,445,289

Total Indebtedness Ratio (Leverage)	5.26	x

Definitions for adjusted EBITDA, indebtedness, and total indebtedness ratio are set forth in the Company’s Credit Agreement filed on Form 8-K with the SEC on July 19, 2002.

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